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Exhibit 99.2

TSS, Inc.

Q4 2014 Preliminary Earnings Script

Operator

Good afternoon ladies and gentlemen… [Operator Instructions]. I will now turn the call over to Brad.

[Introduction by Brad Cunningham]

Thank you Operator, and good afternoon everyone. Thank you for joining us on TSS’s conference call to discuss our preliminary fourth quarter and fiscal year 2014 financial results. Joining us this afternoon from the management of TSS is Anthony Angelini, President & Chief Executive Officer, and John Penver, Chief Financial Officer.

Before we begin the call I would like to remind everyone to take note of the cautionary language regarding forward-looking statements contained in the press release we issued today. That same language applies to comments and statements made on today's conference call.

This call will contain time sensitive information as well as forward-looking statements, which are only accurate as of today, March 31, 2015.  TSS expressly disclaims any obligation to update, amend, supplement or otherwise review any information or forward looking statements made on this conference call or replay to reflect events or circumstances that may arise after the date indicated except as otherwise required by applicable law.

For a list of the risks and uncertainties, which may affect future performance, please refer to the company's periodic filings with the SEC.  In addition, we will be referring to Non-GAAP financial measures.  A reconciliation of the differences between these measures with the most directly comparable financial measures calculated in accordance with GAAP is included in today’s press release.

I’ll now turn the call over to Anthony Angelini, Chief Executive Officer of TSS

Anthony

[ANTHONY ANGELINI]

Thank you, Brad, and thank you to everyone for participating in this call

Earlier today we released a press release announcing our preliminary financial results for the fourth quarter and fiscal year 2014. A copy of that release is available on our website at www.totalsitesolutions.com.

As we have mentioned over the last six months, we have undertaken a number of repositioning and cost realignment activities. We have further been able to lower our break-even point by substantially improving our gross margins compared to the prior year. We have done this through focusing on our higher-margin systems integration, facility management service offerings and embracing recurring higher margin construction projects within that aspect of our business. Combining this gross margin improvement with decreased operating expenses has resulted in accelerating our path to profitability. The incremental revenue in our fourth quarter of 2014 has resulted in us achieving positive normalized adjusted EBITDA and positive net income during the fourth quarter. Operationally speaking and in light of the issues we faced in 2014, I am very pleased with these results and our outlook for 2015. I will touch on that more later.

TSS, Inc.

Q4 2014 Preliminary Earnings Script

We also announced today that we have filed a Form 12b-25 with the SEC to have an additional 15 days to file our Annual Report on Form 10-K. As a result, please note that all of the financial information we discuss on this call today is preliminary. We have not yet finalized our 2014 audit, and so therefore there is a risk that our final numbers could change from those presented today. We currently expect to be able to meet this new reporting timeline.

John will now discuss the status of our audit and provide more details of our operating results.

[JOHN PENVER]

Thank you, Anthony. Let me first comment on the status of our audit. In late 2014 the Public Company Accounting Oversight Board, or the PCAOB, issued Staff Audit Practice Alert No. 12. This update provides guidance to auditors about the audit procedures surrounding revenue. This has had a significant impact on smaller companies that are not subject to an integrated audit that includes Sarbanes-Oxley Section 404 reporting. The result for such companies is a significantly greater level of substantive testing of the company’s revenue. These additional procedures have increased the time and effort required by us to complete our audit with the resources that we have available; therefore we have filed a Form 12b-25 allowing up to 15 days to complete the audit. I would like to emphasize that the additional time we need to complete this process is not the result of anything unusual in the audit process beyond the sheer volume of work required to meet the new revenue testing standards. When the audit is complete and our 10K is filed, we will file a new press release with complete financial tables.

Revenue:

Turning to our preliminary results, we expect our revenue for the fourth quarter to be approximately $8.4 million. This compares to $6.2 million in the third quarter of 2014 and $13 million in the fourth quarter of 2013. The fourth quarter of 2013 had $5M more of construction revenues in it compared to 2014. In Q4 of 2013 we were completing a large data center construction project which we did not have in the fourth quarter of 2014. This was consistent with our guidance and with our strategic direction. Compared to the third quarter of 2014, we experienced sequential increases in revenue across all five of our business units, with particularly strong increases in our facilities management and our systems integration businesses.

TSS, Inc.

Q4 2014 Preliminary Earnings Script

For the fiscal year 2014, we expect our revenues to be approximately $28 million. This is down $16.4 million or 37% from 2013, however the 2013 revenue included a large one-time battery sale for $5 million and approximately $11 million of revenue attributable to large data center construction projects. As we have previously described, these projects were not recurring and therefore not expected to be repeated in 2014.

Although our revenue has decreased, our focus on higher margin business has resulted in a mix shift that is more profitable and more repeatable. We continue to work to transition our business in this direction while opportunistically looking for one-time projects to enhance our revenue and profitability. The result is we expect our gross profit margin for the year to improve to 32% from 20% in 2013. Thus, despite the revenue decrease of $16.4 million, our gross profit was flat. We believe growing from this base of revenue can significantly enhance our path towards sustainable profitability and growth.

Net Loss and Adjusted EBITDA:

We expect to report positive net income for the fourth quarter of less than $0.1 million. This compares to a net loss of $366,000 in the third quarter of 2014 and a net loss of $784,000 in the fourth quarter of 2013.

For the year we expect to report a net loss of approximately $2.5 million, or $0.17 per share, compared to a net loss of $2.8 million for 2013, or $0.19 per share.

We expect that our Adjusted EBITDA, which excludes interest, taxes, depreciation, amortization, and stock-based compensation, will be a profit of approximately $0.4 million for the fourth quarter, compared to an Adjusted EBITDA loss of $0.5 million in the fourth quarter of 2013 on higher revenue. For the year we expect that our adjusted EBITDA will be a loss of approximately $1.2 million, compared to a loss of $1.8 million in 2013.

Balance sheet:

Turning to our balance sheet, we closed the year with $1.4 million of unrestricted cash on hand. As we have mentioned on previous calls, our liquidity position will fluctuate from time to time as our large customers have wide ranging payment terms.  We reduced our bank credit facility by $1.9 million to $1.2 million during the fourth quarter as we entered into a vendor financing program with our largest customer that converted $3 million of receivables into cash. We believe this financing arrangement enables us to improve our invoice-to-cash timing at a lower financing cost.

TSS, Inc.

Q4 2014 Preliminary Earnings Script

Although our audit is not yet completed, we expect that our auditors will include what is referred to as an “emphasis paragraph” in their audit report, drawing attention to certain conditions concerning our overall liquidity position that raise substantial doubt about our ability to continue as a going concern. We have enhanced our disclosures and discussions around this topic in our quarterly and annual filings previously filed with the SEC to ensure that this risk is fairly presented to readers of our financial statements.

We recognize the PCAOB prescribed process the auditors are required to follow to assess whether additional language about our ability to continue as a going concern is needed in the audit report. Although we were profitable in the quarter, and generated positive cash flow from operations during 2014, we acknowledge that our history of annual losses, combined with our negative working capital position at year-end, may cause uncertainty about our ability to continue as a going concern, which contributed to the decision by our auditors to include an emphasis paragraph in their audit report. We continue, however, to manage our liquidity closely and look to enhance our liquidity as we move through 2015. We have previously outlined many of the actions we have taken to ensure that the company has the necessary resources to meet its obligations as they fall due and we continue to believe that we have available options to ensure that we can continue to do so. An example of this includes the additional funding of $945K that we completed in February of 2015. We are always evaluating the need for additional capital and we evaluate those alternatives in the context of what best serves our shareholders. The availability of additional capital, coupled with our ability to adjust operating costs, will enable us to ensure that we have sufficient liquidity.

We anticipate filing a press release simultaneous with the filing of our Annual Report on Form 10-K, that will provide a detailed income statement and balance sheet for our fourth quarter and fiscal 2014 results.

With that, I will now hand the call over to Anthony for his perspectives on our results, as well as some broader overviews on the market opportunities that we have in front of us.

Anthony

[ANTHONY ANGELINI]

Thank you, John

As I discussed in our last call in November, we have made a lot of progress in transitioning our model to a higher margin mix of business that is more repeatable. We are laying a solid foundation of services that resonate with the market and we believe our diverse suite of services are unmatched in our market segment. In November, we guided toward positive Adjusted EBITDA in the fourth quarter on higher revenues over Q3 and we delivered on those results. These are all positive trends and build on our efforts to deliver a compelling set of services to the data center market that are foundationally important to our future.

TSS, Inc.

Q4 2014 Preliminary Earnings Script

The fourth quarter results represent the beginning of what we believe will be an ongoing stream of quarters with adjusted EBITDA profitability. We feel we have the formula, and now are focused on executing the model. We have the right offerings and right strategy. Now our job is to deliver on growing our revenue by expanding our customer base and geographic reach.

We expect 2015 to be a profitable year as we have structured our costs appropriately, have a significant amount of pipeline activity, expect positive business trends within some of our largest customers and progress made on new logos with large future potential.

We expect Q1 to result in break-even to positive adjusted EBITDA on revenues just under $7 million. It is important to note that the majority of our annual audit costs are realized in our first fiscal quarter. Also, due to the harsh weather on the east coast this winter we did experience some timing delays on projects we are executing for some customers.

As we look to the balance of 2015, we are optimistic based on the strength of our pipeline and the deals that we have closed for the balance of the year. This include renewals of existing contracts as well as new projects and customers. We expect to build on the base of business we have developed, new opportunities we see and the benefits of the cost structure changes we have made. We believe this will all add up to our ability to achieve both growth and profitability.

All areas of our service offerings are experiencing an improving level of new opportunities. We have significant opportunities within all our market segments, enterprise, data center providers and importantly our partners, such as Dell and others, who are bringing us an increasing amount of prospective opportunities. We continue to work to develop new partners that can have a meaningful impact. Many of these relationships greatly expand our reach to many new and large companies. We generally provide a “sell with” approach to larger opportunities where we meet along with our partners with their customers and provide relevant subject matter expertise that rounds out the end-end solution.

In closing, I want to thank our customers, partners, shareholders and most importantly our employees for their efforts in delivering the positive results in the fourth quarter of 2014. We are excited about what TSS is building and our future prospects, and look forward to speaking to you again in the next several weeks with our first quarter results. Thank you.